Exhibit 10.5

RESTRICTED STOCK UNIT AGREEMENT
GENESIS HEALTHCARE, INC.
2015 OMNIBUS EQUITY INCENTIVE PLAN

This Award Agreement (this “Restricted Stock Unit Agreement”), dated as of _________ __, 201_ (the “Date of Grant”), is made by and between Genesis Healthcare, Inc., a Delaware corporation (the “Company”) and [              ] (the “Recipient”).  Capitalized terms not defined herein shall have the meaning ascribed to them in the Company’s 2015 Omnibus Equity Incentive Plan (as amended from time to time, the “Plan”).  Where the context permits, references to the Company shall include any successor to the Company.

1. Grant of Restricted Stock Units.  The Company hereby grants to the Recipient ________restricted stock units (such units, the “Restricted Stock Units”), subject to all of the terms and conditions of this Restricted Stock Unit Agreement and the Plan.

2. Vesting and Payment.

(a)Vesting.

(i)General.  Except as otherwise set forth in this Section 2:

(A)  _____ percent (__%) of the Restricted Stock Units (the “Time-Vesting Restricted Stock Units”) will vest in equal installments on each of the first three anniversaries of the Date of Grant or, if earlier, the date of a Change in Control (each anniversary of the Date of Grant (or, if earlier, the date of a Change in Control), a “Time Vesting Date”); and

(B)  ____  percent (__%) of the Restricted Stock Units (the “Performance-Vesting Restricted Stock Units”) may vest on the third anniversary of the Date of Grant or, if earlier, the date of a Change in Control (the “Performance Vesting Date” and together with Time Vesting Date, “Vesting Date”), only if and to the extent the performance conditions described in Exhibit A (the “Performance Conditions”) have been met prior to the Performance Vesting Date;

in each case of clause (A) and (B), vesting is subject to the continued employment of the Recipient with the Company and its Affiliates from the date hereof through the applicable Vesting Date, and provided that the Recipient has not given notice of resignation as of such Vesting Date. Any Performance-Vesting Restricted Stock Units which remain unvested (e.g. because the Performance Conditions were not met) after the Performance Vesting Date shall be forfeited as of the applicable Performance Vesting Date.

(ii)Forfeiture Upon Certain Events.  Subject to the next sentence and Section 2(b), upon termination of the Recipient’s employment with the Company and its Affiliates for any reason (including by reason of the Recipient’s employer ceasing to be an Affiliate of the Company) or upon breach by the Recipient of any restrictive covenants to which the Recipient is subject, including non-competition and non-solicitation obligations under Recipient’s employment agreement (“Employment Agreement”) with the Company or an affiliate of the Company (“Recipient’s Restrictive Covenants”), any unvested Restricted Stock Units shall be immediately forfeited and neither the Recipient nor any of the Recipient’s successors, heirs, assigns, or personal representatives shall thereafter have any further rights or interests in such Restricted Stock Units.  Notwithstanding the foregoing:

(x)in the event that the Recipient’s employment with the Company and its Affiliates is terminated by the Company or its Affiliates without Cause (including by reason of the Recipient’s employer ceasing to be an Affiliate of the Company) or due to resignation by the Recipient for Good Reason, as such term is defined in Participant’s Employment Agreement, then 100% of the Time-Vesting Restricted Stock Units, and Performance-Vesting Restricted Stock Units which had satisfied the Performance Conditions prior to the Participant’s termination date, that are not vested as of the date of such termination, shall continue to be eligible to vest on the applicable Vesting Date, if Recipient does not violate Recipient’s Restrictive Covenants until the applicable Vesting Date; provided that vesting will be subject to the Recipient’s execution of a general release as described in Recipient’s Employment Agreement (a “Release Agreement”) (provided, if a Vesting Date would fall prior to the expiration of the 60-day period following termination of Recipient’s employment, the Company shall deliver to the Recipient the applicable Shares no earlier than the 60th day following termination of Recipient’s employment).  By way of clarification, any Performance-Vesting Restricted Stock Units which had not met the Performance Conditions as of the date of termination without Cause (including by reason of the Recipient’s employer ceasing to be an Affiliate of the Company) or due to resignation by the Recipient for Good Reason, as such term is defined in Participant’s Employment Agreement,  shall be immediately forfeited, and neither the Recipient nor any of the Recipient’s successors, heirs, assigns, or personal representatives shall thereafter have any further rights or interests in such Restricted Stock Units; and

(y)in the event that the Recipient’s employment with the Company and its Affiliates is terminated as a result of the death or Disability of Recipient, all Time-Vesting Restricted Stock Units, and all Performance-Vesting Restricted Stock Units which had previously satisfied the Performance Conditions but that are not vested as of the date of such termination, shall immediately vest.  By way of clarification, any Performance-Vesting Restricted Stock Units which had not met the Performance Conditions as of the date of death or Disability shall be immediately forfeited, and neither the Recipient nor any of the Recipient’s successors, heirs, assigns, or personal representatives shall thereafter have any further rights or interests in such Restricted Stock Units.

(b)A Recipient will be deemed to have terminated employment by “Retirement”  if (i) at the time of Recipient’s voluntary termination of employment with the Company and all of its Affiliates, the Recipient: (1) was at least 59.5 years of age; (2) was employed by the Company or its Affiliates for at least 10 consecutive years; and (3) was not terminable by the Company or any of its Affiliates for Cause. Subject to the approval of the Company’s Chief Executive Officer (or in the case of the Company’s Chief Executive Officer, the Company’s Compensation Committee), if Recipient’s employment terminates due to Recipient’s Retirement, then 100% of the Time-Vesting Restricted Stock Units, and any

Performance-Vesting Restricted Stock Units which had previously satisfied the Performance Conditions that are not vested as of the date of such Retirement, shall continue to be eligible to vest for eighteen (18) months following Retirement if Recipient does not violate Recipient’s Restrictive Covenants until the applicable Vesting Date; provided that vesting will be subject to the Recipient’s execution of a Release Agreement (provided, if a Vesting Date would fall prior to the expiration of the 60-day period following Retirement, the Company shall deliver to the Recipient the applicable Shares no earlier than the 60th day following Retirement). Any Restricted Stock Units which are not scheduled to vest on or prior to the eighteen (18) month anniversary of Retirement shall be forfeited and neither the Recipient nor any of the Recipient’s successors, heirs, assigns, or personal representatives shall thereafter have any further rights or interests in such Restricted Stock Units.    By way of clarification, any Performance-Vesting Restricted Stock Units which had not met the Performance Conditions as of the date of Retirement, shall be immediately forfeited, and neither the Recipient nor any of the Recipient’s successors, heirs, assigns, or personal representatives shall thereafter have any further rights or interests in such Restricted Stock Units.

(c)Payment.  If Restricted Stock Units vest, then within ninety  (90) days (or if later, the end of the year in which the applicable event occurs) of the applicable Vesting Date or, if earlier, Recipient’s death or Disability (but, in no event, earlier than the date which is six months and one day after the Date of Grant), the Company shall deliver to the Recipient, or if applicable Recipient’s estate, a number of Shares equal to the number of Restricted Stock Units which vested on such Vesting Date or, if earlier, Recipient’s death or Disability, as applicable.

3. Adjustments.  Pursuant to Section 5 of the Plan, in the event of a Change in Capitalization, the Administrator shall make such equitable changes or adjustments to the number and kind of securities or other property (including cash) issued or issuable in respect of outstanding Restricted Stock Units.

4. Certain Changes.  To the extent not prohibited by the Plan, the Administrator may accelerate the date on which the vesting of Restricted Stock Units takes place or otherwise adjust any of the terms of the Restricted Stock Units; provided that, subject to Section 5 of the Plan, no action under this Section shall adversely affect the Recipient’s rights hereunder.

5. Notices.  All notices and other communications under this Restricted Stock Unit Agreement shall be in writing and shall be given by e-mail, first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given three days after mailing (or one-day, in case of delivery by e-mail) to the respective parties, as follows:  (i) if to the Company, (a) if by mail, addressed to the Company in care of its Senior Vice President – General Counsel at the principal executive office of the Company, or (b) if by e-mail, addressed to the care of Senior Vice President – General Counsel at lawdepartment@genesishcc.com and (ii) if to the Recipient, using the contact information on file with the Company.  Either party hereto may change such party’s address for notices by notice duly given pursuant hereto.

6. Protections Against Violations of Agreement.

(a)No purported sale, assignment, mortgage, hypothecation, transfer, charge, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any of the Restricted Stock Units or any agreement or commitment to do any of the foregoing (each a “Transfer”) by any holder thereof in violation of the provisions of this Restricted Stock Unit Agreement will be valid, except with the prior written consent of the Administrator (such consent shall be granted or withheld in the sole discretion of the Administrator).

(b)Any purported Transfer of Restricted Stock Units or any economic benefit or interest therein in violation of this Restricted Stock Unit Agreement shall be null and void ab initio, and shall not create any obligation or liability of the Company, and any person purportedly acquiring any Restricted Stock Units or any economic benefit or interest therein transferred in violation of this Restricted Stock Unit Agreement shall not be entitled to receive any Shares.

7. Taxes.  The Company shall be entitled to require a cash payment by or on behalf of the Recipient and/or to deduct from the Shares otherwise issuable hereunder or other compensation payable to the Recipient any sums required by federal, state or local tax law to be withheld or to satisfy any applicable payroll deductions with respect to the payment of any Restricted Stock Units.

8.  Failure to Enforce Not a Waiver.  The failure of the Company to enforce at any time any provision of this Restricted Stock Unit Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

9.  Governing Law.  This Restricted Stock Unit Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to contracts made and to be performed therein.  Any suit, action or proceeding with respect to this Restricted Stock Unit Agreement, or any judgment entered by any court in respect of any thereof, shall be brought in any court of competent jurisdiction in the State of Delaware, and the Company and the Recipient  hereby submit to the exclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding or judgment.  The Recipient  and the Company hereby irrevocably waive (i) any objections which it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Restricted Stock Unit Agreement brought in any court of competent jurisdiction in the State of Delaware, (ii) any claim that any such suit, action or proceeding brought in any such court has been brought in any inconvenient forum and (iii) any right to a jury trial.

10.Incorporation of Plan.  The Plan is hereby incorporated by reference and made a part hereof, and the Restricted Stock Units and this Restricted Stock Unit Agreement shall be subject to all terms and conditions of the Plan and this Restricted Stock Unit Agreement.

11.Amendments /  Construction.  The Administrator may amend the terms of this Restricted Stock Unit Agreement prospectively or retroactively at any time, but no such amendment shall impair the rights of the Recipient hereunder without Recipient’s consent.  Headings to Sections of this Restricted Stock Unit Agreement are intended for convenience of reference only, are not part of this Restricted Stock Unit Agreement and shall have no effect on the interpretation hereof.

12.Survival of Terms.  This Restricted Stock Unit Agreement shall apply to and bind the Recipient and the Company and their respective permitted assignees and transferees, heirs, legatees, executors, administrators and legal successors.

13.Rights as a Shareholder. The Recipient shall have no rights of a stockholder (including the right to vote and the right to receive distributions or dividends) until Shares are issued following vesting of the Recipient’s Restricted Stock Units.    For avoidance of doubt, on the date that the Recipient receives Shares with respect to Restricted Stock Units, the Recipient shall not receive dividends that would have been paid to or made with respect to the number of Shares that relate to this Restricted Stock Unit Award from the Date of Grant until such Share delivery date.

14.Agreement Not a Contract for Employment.  Neither the Plan, the granting of the Restricted Stock Units, this Restricted Stock Unit Agreement nor any other action taken pursuant to the Plan shall constitute or be evidence of any agreement or understanding, express or implied, that the Recipient has a right to continue to provide employment  as an officer, director, employee, consultant or advisor of the Company or any Subsidiary or Affiliate for any period of time or at any specific rate of compensation.

15.Authority of the Administrator; Disputes.  The Administrator shall have full authority to interpret and construe the terms of the Plan and this Restricted Stock Unit Agreement.  The determination of the Administrator as to any such matter of interpretation or construction shall be final, binding and conclusive.

16.Severability.  Should any provision of this Restricted Stock Unit Agreement be held by a court of competent jurisdiction to be unenforceable, or enforceable only if modified, such holding shall not affect the validity of the remainder of this Restricted Stock Unit Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification (if any) to become a part hereof and treated as though contained in this original Recipient Restricted Stock Unit Agreement.

17.Acceptance.  The Recipient hereby acknowledges receipt of a copy of the Plan (which has been delivered to the Recipient through the Company’s Equity Edge website or its replacement)  and this Restricted Stock Unit Agreement.  The Recipient has read and understands the terms and provisions of the Plan and this Restricted Stock Unit Agreement, and accepts the Restricted Stock Units subject to all the terms and conditions of the Plan and this Restricted Stock Unit Agreement.  The Recipient hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under this Restricted Stock Unit Agreement.

18.409A. The Restricted Stock Unit Agreement as well as payments and benefits under the Restricted Stock Unit Agreement are intended to be exempt from, or to the extent subject thereto, to comply with Section 409A of the Code, and, accordingly, to the maximum extent permitted, the Restricted Stock Unit Agreement shall be interpreted in accordance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, the Recipient shall not be considered to have terminated employment or service with the Company and its Affiliates for purposes of this Restricted Stock Unit Agreement and no payment shall be due to the Recipient under this Restricted Stock Unit Agreement until the Recipient would be considered to have incurred a “separation from service” from the Company and its Affiliates within the meaning of Section 409A of the Code. Any payments described in this Restricted Stock Unit Agreement that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless Applicable Law requires otherwise. Notwithstanding anything to the contrary in this Restricted Stock Unit Agreement, to the extent that any payments hereunder are payable upon a separation from service and such payment would result in the imposition of any individual tax and penalty interest charges imposed under Section 409A of the Code, the settlement and payment of such awards (or other amounts) shall instead be made on the first business day after the date that is six (6) months following such separation from service (or death, if earlier). Each amount to be paid or benefit to be provided under this Restricted Stock Unit Agreement shall be construed as a separate identified payment for purposes of Section 409A of the Code.  The Company makes no representation that any or all of the payments or benefits described in this Restricted Stock Unit Agreement will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment. The Recipient shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A. For purposes of a deferral of compensation under this Restricted Stock Unit Agreement, in applying Treasury Regulation §1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of section 414(c) of the Code, the language “at least 20 percent” shall be used instead of “at least 80 percent” at each place it appears in Treasury Regulation §1.414(c)-2.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Restricted Stock Unit Agreement on the day and year first above written.

GENESIS HEALTHCARE, INC.

By

Name

Title

[NAME OF RECIPIENT]

___________________________________

EXHIBIT A

PERFORMANCE VESTING SCHEDULE